Artisan Partners Asset Management Inc. Reports Preliminary February 2015 Assets Under Management
Milwaukee, WI - March 2, 2015 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management (AUM) as of February 28, 2015 totaled $110.4 billion. Separate accounts accounted for $49.3 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $61.1 billion. This February 2015 AUM data is preliminary. Finalized February 2015 AUM data will be released on March 10, 2015.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of February 28, 2015 - ($ Millions)
Global Equity Team
Non-U.S. Growth	31,213
Non-U.S. Small-Cap Growth	1,293
Global Equity	723
Global Small-Cap Growth	126

U.S. Value Team
U.S. Mid-Cap Value	13,389
U.S. Small-Cap Value	2,018
Value Equity	1,920

Growth Team
U.S. Mid-Cap Growth	16,986
U.S. Small-Cap Growth	2,726
Global Opportunities	5,447

Global Value Team
Non-U.S. Value	17,492
Global Value	15,650

Emerging Markets Team
Emerging Markets	774

Credit Team
High Income	629
Firm Total	$110,386

On March 9, 2015, the company expects approximately 530,000 common units of Artisan Partners Holdings LP, the company’s direct subsidiary, will be exchanged for an equal number of shares of the company’s Class A common stock and will be eligible to be sold in any manner of sale permitted under applicable securities laws.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners currently has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com